EXHIBIT 5.1

MARK L. JOHNSON

(617) 937-2362

mark.johnson@cooley.com

September 22, 2010

Aspen Technology, Inc.

200 Wheeler Road

Burlington, MA 01803

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aspen Technology, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering an underwritten public offering of up to 17,250,000 shares of common stock, par value $0.10, including 2,250,000 shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”). All of the Shares are to be sold by the selling stockholders identified in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and By-laws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Mark L. Johnson
Mark L. Johnson, Esq.

500 Boylston Street, Boston, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  www.cooley.com